Exhibit 99.1

Corcentric Completes Acquisition of Determine, Inc.

CHERRY HILL, NJ, April 10, 2019 – Corcentric, a fast-growing provider of procurement and financial process automation solutions, has completed its purchase of substantially all of the assets of Determine, Inc. (OTCQB: DTRM), a leader in global Source-to-Pay and Enterprise Contract Lifecycle Management solutions. The sale was approved by the Board of Directors of both companies, and Determine’s stockholders, and completed as an all-cash transaction for $32 million.

“This acquisition is significant for Corcentric as it enables us to further expand our portfolio of source-to-pay solutions for customers in the United States and Europe,” commented Matt Clark, President and COO, Corcentric. “Determine provides a comprehensive cloud platform that seamlessly integrates with other technologies to help companies improve financial performance and reduce operational risk. This acquisition enables the combined organization to provide a holistic and broad set of capabilities encompassing strategic sourcing and procurement consulting, a unified cloud platform for source-to-pay and contract lifecycle management, and comprehensive payment and financing solutions to improve working capital.”

Corcentric’s procurement, accounts payable and accounts receivable solutions empower companies to spend smarter, optimize cash flow, and drive profitability. Determine provides industry-leading cloud solutions to maximize visibility and financial return from spend, supplier and contractual data.

The deal was advised by MidMarket Capital Advisors and Needham & Company, LLC. Wilson Sonsini Goodrich & Rosati and O’Melveny & Myers LLP acted as legal advisors.

About Determine, Inc.

Determine, a Corcentric Company, is a leading global provider of SaaS Source-to-Pay and Enterprise Contract Lifecycle Management (ECLM) solutions. The Determine Cloud Platform provides procurement, legal, and finance professionals analytics of their supplier, contract, and financial performance. Our technologies empower customers to drive new revenue, identify savings, improve compliance, and mitigate risk.

The Determine Cloud Platform seamlessly integrates with major ERP or third-party systems such as SAP, Oracle, Sage, QAD, and Microsoft. Modular solutions can be configured to add more as needed to provide additional value beyond spend management. Our unified master database and business process approach empower users at every level to make more informed and smarter decisions. Learn more at determine.com.

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About Corcentric

Corcentric is a leading provider of procurement and finance solutions that transform how companies purchase, pay, and get paid. Corcentric's procurement, accounts payable, and accounts receivable solutions empower companies to spend smarter, optimize cash flow, and drive profitability. Corcentric was named a 2019 50 Providers to Know by Spend Matters and a leader in IDC MarketScape: Worldwide SaaS and Cloud-Enabled Accounts Payable Automations 2019. Since 1996, more than 6,000 customers from the middle market to the Fortune 1000 have used Corcentric to reduce costs and improve working capital. Learn more at corcentric.com.

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